Exhibit 10.23

PERFORMANCE-BASED RSU AWARD NOTICE

to [Name]

Pursuant to the United Continental Holdings, Inc.

Performance-Based RSU Program

ROIC

Performance Period January 1, 20[    ] to December 31, 20[    ]

1. The Program. This document constitutes your formal Award Notice with respect to an Award of RSUs as a Participant under the United Continental Holdings, Inc. Performance-Based RSU Program (as amended from time to time, the “Program”) adopted under the United Continental Holdings, Inc. 2008 Incentive Compensation Plan (as amended from time to time, the “ICP”). This Award Notice evidences your receipt of an award of RSUs under the Program with respect to the performance period commencing on January 1, 20[    ] and ending on December 31, 20[    ] (the “Performance Period”), subject to the terms of the Program and the ICP. The effective date of your commencement in the Program with respect to this Award is [            , 20    ].

2. Number of RSUs; The Goal. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has established certain performance goals for RSUs under the Program. The Committee has established the following terms and performance goals with respect to your Award:

(a) RSUs. The number of RSUs subject to this Award as of the effective date of grant is             .

(b) Performance Target. Achievement of the Performance Target for the Performance Period means that the Company’s return on invested capital (“ROIC”) for the Performance Period equals or exceeds the Entry Level ROIC for the Performance Period. ROIC (which is more specifically defined in the Program) is calculated as the Company’s [Net Operating Profit After Tax][Net Operating Profit Before Tax] divided by Average Invested Capital. The entry, target, and stretch ROIC performance levels for the Performance Period are as follows:

i.	Entry Level ROIC: %;

ii.	Target Level ROIC: %; and

iii.	Stretch Level ROIC: %.

If a Change of Control occurs during the Performance Period, then the ROIC for the Performance Period will be deemed to be equal to             .

3. Payout upon Achievement of Goal.

(a) Payment Amount. If the ROIC for the Performance Period equals or exceeds the Entry Level ROIC for the Performance Period and you have remained continuously employed by the Company or a subsidiary through the end of the Performance Period, then the Payment Amount with respect to this Award will be an amount equal to (i) the number of RSUs subject to your Award for the Performance Period, multiplied by (ii) your Vested Percentage for the Performance Period, multiplied by (iii) the Fair Market Value (which is the average closing sales price over 20 consecutive Trading Days) of the Company’s stock as of the Payment Computation Date for the Performance Period (which is generally the last day of the Performance Period, subject to limited exceptions). [Notwithstanding the foregoing, in no event will the payment under the Program with respect to an RSU subject to this Award exceed an amount equal to $            (the “Maximum Payment Amount”), which amount is subject to adjustment as provided in the Program.]1

(b) Vested Percentage. Your Vested Percentage with respect to the Performance Period will be determined in accordance with the following table [(straight line interpolation will be used between levels)]:

Level of ROIC Achieved	Vested Percentage
Entry Level ROIC	% (Entry Level RSU Percentage)
Target Level ROIC	% (Target Level RSU Percentage)
Stretch Level ROIC (or higher)	100% (Stretch Level RSU Percentage)

4. Continuous Employment Required. Receipt of a Payment Amount is conditioned on your continuous employment with the Company or its subsidiaries through the last day of the Performance Period (with limited exceptions, as described in the Program).

5. Pro-Rated Payment. Your Payment Amount may be prorated as provided in the Program under certain circumstances.

6. Negative Discretion. In general, and subject to limited exceptions (as described in the Program), the Committee will have the right to reduce or eliminate the Payment Amount that would otherwise be payable for the Performance Period if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of the Performance Period; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are otherwise entitled to receive a Payment Amount with respect to the Performance Period.

7. Program and ICP Control. Capitalized terms used in this Award Notice are defined in the Program. The Program and the ICP are hereby incorporated into this Award Notice by reference. All statements in this Award Notice are qualified in their entirety by reference to the Program and the ICP. If you have any questions, or wish to obtain a copy of the Program or the ICP, please contact             .

[1]	[The Maximum Payment Amount will be included if established by the Committee in accordance with the terms of the Program at the time the Award is granted.]

2